Exhibit 99.1

Dial-A-Cup, Inc. Announces Letter of Intent to Merge With Horizon Exterior Technology, Inc.

Feb. 23, 2011 (Marketwire) --

IRVINE, CA -- (Marketwire) -- 02/23/11 -- Dial-A-Cup, Inc., a 100% wholly owned subsidiary of Rubicon Financial Incorporated (OTCBB: RBCF), is pleased to announce that it has entered into a letter of intent to merge with Horizon Exterior Technology, Inc. The merger is subject to finalization of a definitive agreement, due diligence review, and other customary conditions.

Horizon is the exclusive distributor of high quality roofing, fascia, and interior wall tiles imported from China. These ICC tested and approved light-weight ultra-durable porcelain-ceramic tiles are intended to be sold through a network of regional distributors to national builders, building supply houses, select retailers, and registered, authorized contractors.

The letter of intent requires completion of formal substantive agreements with substantial conditions to be performed, including the following: adequate due diligence by Dial-A-Cup, approval by each party's respective shareholders, approval of each party's respective board of directors, pre-merger financing by Horizon, and other conditions which would need to be satisfied in a transaction of this nature.

Readers are urged to review Rubicon's Form 8-K Current Report, available on the SEC's website (www.sec.gov), for further information regarding the letter of intent.

Forward-Looking Statements:

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the letter of intent; the ability of Dial-A-Cup and Horizon to consummate the merger; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

For further information contact:

Joseph Mangiapane, Jr.
CEO
949-798-7220